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                                                                    EXHIBIT 12.1

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                            NINE MONTHS ENDED
                                               SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                           -------------------     ----------------------------------------------------------
Millions of dollars                         2002        2001        2001        2000         1999         1998         1997
                                           -------     -------     -------     -------      -------      -------      -------
Earnings from continuing operations        $   258     $   648     $   626     $   746      $   141      $   115      $   595
Provision for income taxes                     208         451         457         500          128          181           76
Minority interests                               2          38          41          16           16            7            9
Distributions (less than) greater than
   earnings from equity investments              1          44          69         (57)          (4)          (2)         (65)
                                           -------     -------     -------     -------      -------      -------      -------
   Earnings subtotal (a)                       469       1,181       1,193       1,205          281          301          615
Fixed charges included in earnings:

   Interest expense                            134         145         192         210          199          177          183
   Interest portion of rentals (b)              14          15          19          20           22           20           23
                                           -------     -------     -------     -------      -------      -------      -------
     Fixed charges subtotal                    148         160         211         230          221          197          206
Earnings from continuing operations
   available before fixed charges          $   617     $ 1,341     $ 1,404     $ 1,435      $   502      $   498      $   821
                                           -------     -------     -------     -------      -------      -------      -------
Fixed charges:
   Fixed charges included in earnings      $   148     $   160         211         230          221          197          206
   Capitalized interest                         33          19          27          13           16           26           35
                                           -------     -------     -------     -------      -------      -------      -------
     Total fixed charges                   $   181     $   179     $   238     $   243      $   237      $   223      $   241
                                           -------     -------     -------     -------      -------      -------      -------
Ratio of earnings from continuing
   operations to fixed charges                 3.4         7.5         5.9         5.9          2.1          2.2          3.4
                                           -------     -------     -------     -------      -------      -------      -------

(a) Includes pre-tax impairment of:             27          --         137          66           23          102           69
    The ratio of earnings, excluding
      impairment, to fixed charges
      would be:                                3.6         7.5         6.5         6.2          2.2          2.7          3.7

(b) Calculated as one-third of operating rental expense
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